UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C., 20549


                                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-21071-07

                       FINANCIAL ASSET SECURITIES CORP
           (exact name of registrant as specified in its charter)

              600 STEAMBOAT ROAD  GREENWICH, CONNECTICUT 06830
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

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                HOME EQUITY PASS-THROUGH CERTIFICATES 1997-B
          (Title of each class of securities covered by this Form)

                                    NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    ___       Rule 12h-3(b)(1)(i)          ___
          Rule 12g-4(a)(1)(ii)   ___       Rule 12h-3(b)(1)(ii)         ___
          Rule 12g-4(a)(2)(i)    ___       Rule 12h-3(b)(2)(i)          ___
          Rule 12g-4(a)(2)(ii)   ___       Rule 12h-3(b)(2)(ii)         ___
                                           Rule 15d-6                   _X_

Approximate number of holders of record
as of the certification or notice date:  28

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   1/30/98      By: Lynn Steiner
                        Vice President
                        U.S. Bank National Association fka
                        First Bank National Association as Trustee for
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